Exhibit 99.1

RXi Pharmaceuticals Reports First Quarter 2017 Financial Results and Recent Corporate Highlights

MARLBOROUGH, Mass., May 11, 2017 /PRNewswire/ — RXi Pharmaceuticals Corporation (NASDAQ: RXII), a clinical-stage RNAi company developing innovative therapeutics that address significant unmet medical needs, today reported its financial results for the first quarter ended March 31, 2017, and provided a business update.

“During the first quarter of 2017, RXi has been integrating MirImmune into its existing R&D operations. Through careful planning and execution of this integration, the Company has been able to maintain its cash use in line with that of last year,” said Dr. Geert Cauwenbergh, President and CEO of RXi Pharmaceuticals. He also commented that, “RXi has added two new executives to its senior management team who will be instrumental in driving the development of novel therapeutics. Dr. Gerrit Dispersyn as Chief Development Officer and Dr. Alexey Eliseev as Chief Business Officer will provide significant leadership in the new and exciting space of immuno-oncology and cell therapy, while we continue to advance our dermatology and ophthalmology trials toward our planned readouts later this year.” He further added that, “Recently, RXi also announced that Dr. Pamela Pavco will retire this month. During her tenure as Chief Development Officer, she has been an integral part of the development of RXi’s technology platform and clinical programs. We are grateful that she will remain involved with the Company as part of its Scientific Advisory Board where her expertise in the field of oligonucleotides will continue to support the advancement of our development pipeline.”

The Company will host a conference call today at 4:30 p.m. EDT to discuss financial results and provide an update on the Company. The webcast link will be available under the “Investors – Event Calendar” section of the Company’s website, www.rxipharma.com. The event may also be accessed by dialing toll-free in the United States +1 844-376-4678. International participants may access the event by dialing: +1 209-905-5958. An archive of the webcast will be available on the Company’s website approximately two hours after the presentation.

Select First Quarter 2017 Financial Highlights

Cash Position

At March 31, 2017, the Company had cash of $10.2 million, compared with $12.9 million at December 31, 2016. The Company believes that its existing cash should be sufficient to fund operations for at least the next twelve months.

Research and Development Expenses

Research and development expenses for the quarter ended March 31, 2017 were $1.3 million, which included less than $0.1 million of non-cash stock-based compensation expense, as compared with $1.3 million for the quarter ended March 31, 2016, which included $0.1 million of non-cash stock-based compensation expense.

Research and development expenses were consistent quarter over quarter, but did see slight increases due to the commencement of the Company’s new immunotherapy program with the acquisition of MirImmune Inc. (“MirImmune”), a privately-held biotechnology company that was engaged in the development of cancer immunotherapies, in January 2017, which were offset by a decrease in stock-based compensation expense.

Acquired In-process Research and Development

The Company had acquired in-process research and development expense of $3.0 million for the quarter ended March 31, 2017. There was no such expense for the three months ended March 31, 2016. The expense related to the Company’s acquisition of MirImmune in January 2017. Per the terms of the acquisition, the Company acquired all of the issued and outstanding capital stock of MirImmune in exchange for shares of the Company’s common stock and Series C Convertible Preferred Stock, which were subject to a 3% holdback for any purchase price adjustments. The fair value of the consideration given during the quarter totaling $3.0 million was expensed as in-process research and development expense. The fair value of the securities subject to the 3% holdback, which were released and issued on April 12, 2017, will be recorded as in-process research and development expense during the second quarter of 2017.

General and Administrative Expenses

General and administrative expenses for the quarter ended March 31, 2017 were $1.1 million, which included $0.1 million of non-cash stock-based compensation expense, as compared with $1.0 million for the quarter ended March 31, 2016, which included $0.2 million of non-cash stock-based compensation expense.

The increase in general and administrative expenses was due to an increase in employee headcount with the hire of the Company’s Chief Business Officer as part of the acquisition of MirImmune and an increase in legal fees, offset by a decrease in stock-based compensation expense.

Net Loss

Net loss for the three months ended March 31, 2017 was $5.5 million, compared with $2.2 million for the three months ended March 31, 2016. The increase in net loss was primarily driven by the one-time charge of $3.0 million of acquired in-process research and development expense related to the acquisition of MirImmune in January 2017.

Select First Quarter 2017 and Recent Corporate Highlights

Select Business and Corporate Highlights

Management Team: The Company announced that Dr. Pamela Pavco, RXi’s Chief Development Officer, will retire effective May 19, 2017. At that time, Dr. Pavco will join the Company’s Scientific Advisory Board where her expertise in the field of oligonucleotides and the development of RNAi therapeutics will continue to support RXi’s ongoing research and development initiatives.

On April 24, 2017, Dr. Gerrit Dispersyn was appointed as RXi’s new Chief Development Officer. Dr. Dispersyn brings a wealth of experience to RXi as an accomplished leader in clinical, product and business development.

Intellectual Property Estate: The Company has been diligent and proactive with its approach to broadly protect its valuable corporate assets by securing patent protection for its RNAi platform and Samcyprone™, a small molecule that is a proprietary ointment formulation of diphenylcyclopropenone (DPCP).

Most recently, the Company was granted a patent by the Japan Patent Office (JPO) for the composition of matter of sd-rxRNAs targeting connective tissue growth factor (CTGF) for the treatment or prevention of fibrotic disorders, including but not limited to skin fibrosis and proliferative vitreoretinopathy. This patent includes the Company’s lead clinical candidate RXI-109, an sd-rxRNA® therapeutic compound, which is currently being evaluated in Phase 2 clinical trials.

Our portfolio currently includes 79 issued patents and 60 pending applications. This includes coverage in the United States, Canada, Europe, Japan and other markets. In addition, Samcyprone™ has been granted orphan-drug designation for malignant melanoma stage IIb to IV. The Company’s intellectual property estate provides for numerous commercial, regional and strategic partnering opportunities.

Development Programs

Immuno-oncology: The Company’s ongoing program to develop cell-based immunotherapies to treat cancer is based on our proprietary self-delivering RNAi (sd-rxRNA) technology platform. RXi’s novel sd-rxRNA technology differs from natural and most synthetic RNA interference (RNAi) molecules in that they are chemically modified to allow for an easy internalization of the compounds by most types of cells and silencing of the targeted genes.

sd-rxRNA offers unprecedented flexibility in targeting immunosuppressive pathways with the potential to modulate multiple checkpoint genes in a single therapeutic treatment. The built-in delivery and therapeutic properties of sd-rxRNA lend themselves well for local therapeutic applications, such as ex vivo treatment of the immune cells. The ex vivo use of sd-rxRNA to pre-treat immune cells prior to infusion may prove advantageous as an immuno-therapeutic in that there is the potential to simultaneously reduce multiple checkpoints or targets, including both intracellular and extracellular targets, with little change to current protocols. As outlined at the beginning of the year in our 2017 Corporate Goals, we are actively working on multiple checkpoint-inhibiting sd-rxRNA compounds co-transfected in CAR T-cells in mouse models for solid tumors and conducting preclinical studies on the use of sd-rxRNA with tumor infiltrating lymphocytes (TILs) in melanoma. Data from this ongoing work is expected to be available in the second half of 2017.

RXI-109-1402 – Hypertrophic Scarring: The Company’s ongoing Phase 2 clinical trial, RXI-109-1402, is being conducted to evaluate its first clinical candidate RXI-109, an sd-rxRNA compound targeting connective tissue growth factor (CTGF) to reduce scar formation in the skin following scar revision surgery. The Company will provide a full read-out, for Cohorts 3 and 4, in the second half of 2017.

RXI-109-1501 – Retinal Scarring in Advanced Age-related Macular Degeneration (AMD): As in dermal scarring, CTGF is known to play a role in retinal scarring. Reduction of CTGF in the eye by RXI-109 treatment may reduce the formation of retinal fibrosis that often accompanies late stage AMD and contributes to permanent vision loss. Enrollment in the first two cohorts in the Company’s Phase 1/2 trial, RXI-109-1501, is complete. RXI-109 has been well-tolerated in the eye to date; enrollment into the third cohort at the next higher dose level is ongoing.

RXI-SCP-1502 – Treatment of Cutaneous Warts: Samcyprone™, the Company’s second clinical candidate, is being evaluated in a Phase 2a clinical trial. RXI-SCP-1502 is a multi-center, multi-dose trial conducted in subjects with at least one cutaneous, plantar or periungual wart. The Company expects to share early read-outs in the second half of 2017.

Consumer/Functional Health Care: The Company presented an update on its consumer health program at the 76th annual meeting of the Society for Investigative Dermatology. RXI-231, an sd-rxRNA targeting tyrosinase, is in development as a cosmetic ingredient that may improve the appearance of uneven skin tone and pigmentation. RXi has developed a proprietary formulation that allows for the non-invasive penetration of sd-rxRNA compounds to the epidermal-dermal junction where the reduction of tyrosinase in the resident melanocytes would lead to a reduction of melanin. We are in the process of finalizing the first two protocols for testing in volunteers.

RXI-185, an sd-rxRNA targeting MMP1, is in development as a cosmetic ingredient that may improve the appearance of wrinkles, skin laxity or photo-aging. A study conducted in collaboration with DSM, showed that RXI-185 is capable of reducing MMP1 mRNA levels following topical administration in an ex vivo human skin model. A topical formulation of RXI-185 is currently in development to lessen the effects of photo-aging.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a clinical-stage company developing innovative therapeutics that address significant unmet medical needs. Building on the pioneering discovery of RNAi, scientists at RXi have harnessed the naturally occurring RNAi process which has the ability to “silence” or down-regulate the expression of a specific gene that may be overexpressed in a disease condition. RXi developed a robust RNAi therapeutic platform including self-delivering RNA (sd-rxRNA®) compounds, that have the ability to selectively block the expression of any target in the genome, thus providing applicability to many therapeutic areas. Our current programs include dermatology, ophthalmology and cell-based cancer immunotherapy. RXi’s extensive patent portfolio provides for multiple product and business development opportunities across a broad spectrum of therapeutic areas and we actively pursue research collaborations, partnering and out-licensing opportunities with academia and pharmaceutical companies. Additional information may be found on the Company’s website, www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109, Samcyprone™ and our other product candidates (collectively “our product candidates”); the future success of our clinical trials with our product candidates; the timing for the commencement and completion of clinical trials; our ability to enter into strategic partnerships and the future success of these strategic partnerships; and our ability to deploy our sd-rxRNA® technology through partnerships, as well as the prospects of these partnerships to provide positive returns. Forward-looking statements about expectations and development plans of RXi’s product candidates and partnerships involve significant risks and uncertainties, including the following: risks that we may not be able to successfully develop and commercialize our product candidates; risks that product development and clinical studies may be delayed, not proceed as planned and/or be subject to significant cost over-runs; risks related to the development and commercialization of products by competitors; risks related to our ability to control the timing and terms of collaborations with third parties; and risks that other companies or organizations may assert patent rights preventing us from developing or commercializing our product candidates. Additional risks are detailed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Quarter Ended March 31, 2017	For the Quarter Ended March 31, 2016
Net revenues	$—	$10

Operating expenses:
Research and development	1,347	1,305
Acquired in-process research and development	2,990	—
General and administrative	1,123	950

Total operating expenses	5,460	2,255

Operating loss	(5,460)	(2,245)

Total other income	—	14

Net loss	$(5,460)	$(2,231)

Net loss per common share:
Basic and diluted	$(0.27)	$(0.34)

Weighted average common shares: Basic and diluted	20,571,143	6,534,846

RXi PHARMACEUTICALS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$10,205	$12,906
Restricted cash	50	50
Prepaid expenses	125	150

Total current assets	10,380	13,106
Property and equipment, net	105	114
Notes receivable	—	150
Other assets	27	27

Total assets	$10,512	$13,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$672	$917
Accrued expenses	1,593	1,625

Total current liabilities	2,265	2,542
Total stockholders’ equity	8,247	10,855

Total liabilities and stockholders’ equity	$10,512	$13,397